Exhibit h(2)
EXHIBIT A
     THIS EXHIBIT A, amended and restated as of November 9, 2005, is Exhibit A to that certain Transfer Agency Services Agreement dated as of August 1, 2005, between PFPC Inc. and CRM Mutual Fund Trust.
SERIES
Small Cap Value
(Investor Class and Institutional Class share classes)
Mid Cap Value
(Investor Class and Institutional Class share classes)
Large Cap Value
(Investor Class and Institutional Class share classes)
Small/Mid Cap Value
(Investor Class and Institutional Class share classes)
Mid/Large Cap Value
(Investor Class and Institutional Class share classes)

PFPC INC.

By:	/s/ Wayne D. Weaver
Name:	Wayne D. Weaver
Title:	Senior Vice President

CRM MUTUAL FUND TRUST

By:	/s/ Carlos Leal
Name:	Carlos Leal
Title:	Chief Financial Officer